Exhibit 23.1

CNB FINANCIAL CORPORATION

Form 10-K For The Year Ended December 31, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159941 on Form S-8 and Registration Statement No. 333-163047 on Form S-3 of CNB Financial Corporation of our reports dated March 9, 2010 with respect to the consolidated financial statements of CNB Financial Corporation and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in this Annual Report on Form 10-K of CNB Financial Corporation for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Cleveland, Ohio

March 9, 2010